Exhibit 4.1.1

BLAKE DAWSON WALDRON
LAWYERS

Underwriting Agreement

Australia and New Zealand Banking Group Limited

ABN 11 005 357 522

Morgan Stanley Dean Witter Australia Securities Limited

ABN 55 078 652 276

Citigroup Global Markets Australia Pty Limited

ABN 64 003 114 832

PRIVILEGED AND CONFIDENTIAL
24 October 2003

Level 41, Grosvenor Place
225 George Street
Sydney NSW 2000	Ref: SJD.BCM.03-1346-5969
Telephone: (02) 9258 6000
Fax: (02) 9258 6999

© Blake Dawson Waldron 2003

CONTENTS

1.	INTERPRETATION

	1.1	Definitions
	1.2	Rules for interpreting this agreement
	1.3	Business Days
	1.4	Valid Application
	1.5	Underwriters’ relationship

2.	CONDITIONS PRECEDENT

	2.1	Conditions Precedent to underwriting
	2.2	Additional Conditions Precedent to Allotment
	2.3	Obligation to satisfy conditions
	2.4	Waiver
	2.5	Notice
	2.6	Failure to fulfil condition precedent

3.	APPOINTMENT

	3.1	Appointment
	3.2	Agreement to underwrite
	3.3	Agreement to manage
	3.4	Several obligations
	3.5	Sub Underwriting

4.	REPRESENTATIONS AND WARRANTIES

	4.1	Validity of agreement
	4.2	The Company
	4.3	The Underwriters
	4.4	Independent
	4.5	Reliance
	4.6	Notice of breach
	4.7	Repetition
	4.8	Undertakings of the Company
	4.9	Acknowledgement

5.	OFFER

	5.1	Making of Offer
	5.2	Amendment
	5.3	Application for quotation
	5.4	Non Qualifying Foreign Security Holders
	5.5	Supplementary Offer Documents
	5.6	No other Supplementary Offer Document
	5.7	Additional Announcement
	5.8	Preliminary International Institutional Supplement

i

6.	INDEMNITY

	6.1	Indemnity
	6.2	Extent of indemnity
	6.3	Notice
	6.4	Failure to notify
	6.5	Obligation to mitigate
	6.6	Benefits of indemnity
	6.7	Preservation of rights
	6.8	Company entitled to defend or institute proceedings
	6.9	Separate representation
	6.10	Obligations of Indemnified Parties
	6.11	Right to assume control of proceedings
	6.12	Conduct of Proceedings
	6.13	Release

7.	APPLICATIONS AND ALLOTMENTS

	7.1	Applications
	7.2	Notification of Applications
	7.3	Acceptance of Applications
	7.4	Allotment of Offer Securities
	7.5	Holding Statements
	7.6	Prompt Banking of Cheques
	7.7	Subscription Price
	7.8	Records
	7.9	Relief of Liability
	7.10	No Shortfall
	7.11	Return of Subscription Price and termination of obligations

8.	OBLIGATIONS OF THE UNDERWRITERS

	8.1	Notice of Shortfall Rights
	8.2	Certificate to Accompany Notice
	8.3	Certificate Representations and Warranties
	8.4	Bookbuild
	8.5	Payment of Shortfall Amount and Sale Amount
	8.6	Allotment of Shortfall
	8.7	Regulatory Impediment
	8.8	Liability Extinguished

9.	FEES, COSTS AND EXPENSES

	9.1	Payment of fees
	9.2	Costs and expenses
	9.3	Costs on termination
	9.4	Set off

10.	EVENTS OF TERMINATION

	10.1	Right of termination
	10.2	Exercise of rights
	10.3	Banking Moratorium Event

	10.4	Claims
	10.5	Notification
	10.6	Effect of termination

11.	ADVERTISING AND PUBLIC ANNOUNCEMENTS

	11.1	Promotion of Offer
	11.2	Responsibility for promotion
	11.3	Disclosure

12.	ACCESS TO INFORMATION

	12.1	Access and information
	12.2	ASX and ASIC
	12.3	Due diligence materials

13.	GST

	13.1	Definitions
	13.2	GST payable in addition to fees
	13.3	GST on claims and expenses

14.	NOTICES

	14.1	How to give a notice
	14.2	When a notice is given
	14.3	Address for notices

15.	AMENDMENT AND ASSIGNMENT

	15.1	Amendment
	15.2	Assignment

16.	GENERAL

	16.1	Governing law
	16.2	Giving effect to this agreement
	16.3	Waiver of rights
	16.4	Operation of this agreement
	16.5	Inconsistency with other documents
	16.6	Time is of the essence
	16.7	Counterparts
	16.8	Attorneys
	16.9	Operation of Indemnities
	16.10	Discretion in exercising rights

17.	DISPUTE RESOLUTION

	17.1	Procedure for resolving disputes
	17.2	Mediation
	17.3	Notice
	17.4	Appointment of Mediator
	17.5	Confidentiality
	17.6	Privileged discussions

	17.7	Litigation
	17.8	Costs

Schedules

1	CERTIFICATE

2	TIMETABLE

UNDERWRITING AGREEMENT

DATE      24 October 2003

PARTIES

Australia and New Zealand Banking Group Limited ABN 11 005 357 522 (the Company)

Morgan Stanley Dean Witter Australia Securities Limited ABN 55 078 652 276 (Morgan Stanley)

Citigroup Global Markets Australia Pty Limited ABN 64 003 114 832 (Citigroup)

(each an Underwriter and together the Underwriters)

RECITALS

A.                                   The Company proposes to make the Rights Offer to raise the Offer Amount.

B.                                     The Underwriters have agreed to underwrite severally the Rights Offer on the terms and conditions set out in this agreement.

OPERATIVE PROVISIONS

1.                                       INTERPRETATION

1.1                                 Definitions

The following definitions apply in this agreement.

Acquisition means the acquisition by ANZ Banking Group (New Zealand) Limited of all the shares in NBNZ as contemplated by the Acquisition Agreement.

Acquisition Agreement means the Share Sale Agreement relating to the sale by Lloyds Bank Subsidiaries Limited of all of the shares in NBNZ to ANZ Banking Group (New Zealand) Limited.

Affiliate has the meaning given to that term in Rule 501(b) under the US Securities Act.

Application means:

(a)                                  a duly completed and executed entitlement and acceptance form to subscribe for Offer Securities in the form of the entitlement and acceptance form accompanying the Offer Documents; or

(b)                                 an Institutional Acceptance.

ASIC means the Australian Securities and Investments Commission.

ASX means Australian Stock Exchange Limited ABN 98 008 624 691.

Authorisation means:

(a)                                  an authorisation, consent, declaration, approval, exemption, notarisation or waiver, however it is described; and

(b)                                 in relation to anything that could be prohibited or restricted by law if a Government Agency acts in any way within a specified period, the expiry of that period without that action being taken, including any renewal or amendment.

Banking Moratorium Event means an event referred to in clause 10.1(b)(xiii)(B).

Bookbuild Period means the period from receipt of the Shortfall Notice by the Underwriters to 8.00am on 28 November 2003.

Business Day has the meaning given to that expression in the Listing Rules.

Certificate means a certificate in the form of schedule 1 executed by 2 directors or a director and secretary of the Company.

CHESS has the meaning given to that expression in the Listing Rules.

Claim means, in relation to any person, a claim, action, proceeding or demand made against the person, however arising, and whether present or future, fixed or unascertained, actual or contingent.

Closing Date means the date specified in the Timetable as the closing date for the Rights Offer.

Company Warranty means each Warranty set out in part 1 of schedule 3 given by the Company and each Warranty set out in part 2 of schedule 3.

Corporations Act means the Corporations Act 2001 (Cth).

Due Diligence Committee means the Due Diligence Committee established to undertake due diligence investigations and enquiries on behalf of the Company, its directors, the Underwriters and others in connection with the Rights Offer and the preparation of the Offer Documents.

Due Diligence Program means the due diligence and verification procedures planned and reviewed by the Due Diligence Committee in relation to the Rights Offer and the Offer Documents.

Due Diligence Report means the report of the Due Diligence Committee to the directors of the Company including all supporting documents and other work papers to which the Underwriters are given access for the purposes of due diligence investigations relating to the preparation of the Due Diligence Report.

Due Diligence Results means the results of the investigations which make up the Due Diligence Program.

Event of Termination means an event listed in clause 10.1.

First Allotment Date means the date means the date specified as such in the Timetable.

Final Offer Documents means a final version of the Preliminary International Institutional Supplement updated as of the Closing Date, and any supplement or amendment to it, including all documents attached thereto, or incorporated by reference therein, including the Prospectus, any Supplementary Offer Document and the Annual Report of the Company on Form 20-F for the year end September 30, 2002.

Government Agency means:

(a)                                  a government or government department or other body;

(b)                                 a governmental, semi-governmental or judicial person; or

(c)                                  a person (whether autonomous or not) who is charged with the administration of a law.

Hybrid Issue means a potential issue of securities which would qualify as Tier 1 capital within the meaning of the prudential standards of the Australian Prudential Regulatory Authority not being ordinary equity.

Indemnified Claim means any Claim made against, an Indemnified Party in respect of which that Indemnified Party has claimed a right to be indemnified by the Company under clause 6.1.

Indemnified Party has the meaning given to that term in clause 6.1.

Institutional Acceptance means a duly completed and executed application to subscribe for Offer Securities in the form approved by the Company and the Underwriters for use by Qualifying Foreign Institutional Security Holders, together with any required accompanying documents.

Investor Representation Letter means a letter in a form approved by the Underwriters, such approval not to be unreasonably withheld or delayed, which must be signed by a QIB in the United States or an institutional Security Holder in a jurisdiction outside Australia, New Zealand and the United States which confirms their eligibility under applicable law to participate in the Rights Offer.

Listing Rules means the Listing Rules of ASX (including the SCH Business Rules) as waived or modified by ASX in respect of the Company or the Rights Offer in any particular case.

Lodgment Date means the date specified in the Timetable as the lodgment date for the Prospectus.

Loss means, in relation to a person, a damage, loss, cost, expense or liability incurred by the person.

Non-Qualifying Foreign Security Holder means a person who is registered as a holder of Shares on the Record Date whose registered address is in a country other than Australia or New Zealand other than a Qualifying Foreign Institutional Security Holder.

NBNZ means NBNZ Holdings Limited a company incorporated in New Zealand (Registered Number WN 421963).

NZSE means New Zealand Stock Exchange Limited.

Offer Amount means approximately $3597 million.

Offer Documents means:

(a)                                  the Prospectus; and

(b)                                 the Preliminary International Institutional Supplement

and, for the purposes of any Company Warranty relating to the Offer Documents repeated by the giving of a Certificate shall include:

(c)                                  any Supplementary Offer Document lodged prior to the giving of the Certificate; and

(d)                                 any amendment or update to the Preliminary International Institutional Supplement made or issued prior to the giving of the Certificate.

Offer Period means the period commencing on the date of this agreement and ending on the First Allotment Date.

Offer Securities means approximately 276.7 million Shares which are offered for subscription pursuant to the Rights Offer.

Opening Date means the date specified in the Timetable as the opening date for the Rights Offer.

Planning Memorandum means the memorandum describing the Due Diligence Program adopted by the Due Diligence Committee in relation to the Rights Offer and the Offer Documents.

Preliminary International Institutional Supplement means the supplement to the Prospectus to be prepared by the Company in relation to the distribution of the Rights and the offer of the Offer Securities by the Company through the Underwriters and their respective Affiliates to Qualifying Foreign Institutional Security Holders in transactions exempt from the registration requirements of the US Securities Act, such supplement to be dated as at the Lodgment Date and in a form approved by the Underwriters (such approval not to be unreasonably withheld or delayed) and initialled for the purposes of identification by the Company and the Underwriters.

Prescribed Occurrence means, in relation to a person, the events set out in section 652C of the Corporations Act but substituting that person for “target” and provided that all references in section 652C to “or a subsidiary” are deleted and:

(a)                                  the issue of ANZ Stapled Exchangeable Preferred Securities pursuant to the prospectus dated 14 August 2003;

(b)                                 the redemption of all or any TrUEPrS Preference Shares;

(c)                                  the Hybrid Issue;

(d)                                 the issue of the Rights and the Offer Securities;

(e)                                  an issue of securities by the Company pursuant to a dividend or distribution plan or employee incentive scheme (as those terms are defined in the Listing Rules) or, as a result of the conversion or exercise of any security issued pursuant to such plan or scheme; or

(f)                                    the conversion of any convertible securities (as that term is defined in the Listing Rules) which are on issue as at the date of this document,

shall not constitute a Prescribed Occurrence.

Prospectus means the prospectus including any entitlement and acceptance form to be issued by the Company in relation to the Rights Offer in a form approved by the Underwriters, which approval shall not be unreasonably withheld or delayed, and initialled for the purposes of identification by the Company and the Underwriters.

Prospectus Date means the date of the Prospectus.

Publication means any announcement, advertisement, publicity or roadshow presentation made or published by the Company with its consent in relation to the Rights Offer or the Acquisition.

QIB means a “qualified institutional buyer” as defined in Rule 144A.

Qualifying Foreign Institutional Security Holder means a QIB in the United States or an institutional Security Holder in a jurisdiction other than the United States, Australia and New Zealand who:

(a)                                  is contacted by the Company or the Underwriters; and

(b)                                 confirms their eligibility under applicable law to participate in the Rights Offer by signing and returning to the Company or the Underwriters the Investor Representation Letter.

Record Date means the date specified as the record date for the Rights Offer in the Timetable.

Regulation S means Regulation S promulgated under the US Securities Act.

Rights means the renounceable rights to subscribe for Offer Securities granted by the Company to each Security Holder.

Rights Offer means the 2 for 11 renounceable rights offer of Offer Securities to raise the Offer Amount.

Rule 144A means Rule 144A promulgated under the US Securities Act.

Sale Amount means the amount which is the number of Sold Rights multiplied by the Sale Price.

SCH Business Rules means the SCH Business Rules as waived or modified by ASX in respect of the Company or the Rights Offer in any particular case.

Second Allotment Date means the date specified as such in the Timetable.

Security Holder means a person registered as the holder of a Share at 5:00pm on the Record Date and includes persons jointly registered but does not include a Non Qualifying Foreign Security Holder.

Sale Price means the sale price for the Shortfall Rights agreed by the Company and the Underwriters under clause 8.3(c).

Share means an issued ordinary share in the Company.

Shortfall Rights has the meaning given to that term in clause 8.1.

Shortfall Amount means the amount which is the number of Shortfall Shares multiplied by the Subscription Price.

Shortfall Application Date means the date specified as such in the Timetable.

Shortfall Notification Date means the date specified as such in the Timetable.

Shortfall Notification Time means 5.00pm on the Shortfall Notification Date.

Shortfall Notice has the meaning given to that term in clause 8.1.

Shortfall Shares means the number of Shares that would be issued on exercise of the Shortfall Rights.

Sold Rights means the number of Shortfall Rights which the Company and the Underwriters agree are sold through the bookbuild described in clause 8.4.

Subscription Price means, in respect of each Offer Security, $13.00.

Supplementary Offer Document means any supplementary or replacement prospectus to the Prospectus lodged with ASIC in connection with the Rights Offer.

Tax means a tax, levy, duty, charge, deduction or withholding, however it is described, that is imposed by a Government Agency, together with any related interest, penalty, fine or other charge, other than one that is imposed on taxable income.

Timetable means the timetable for the Rights Offer set out in schedule 2.

TrUEPrS Preference Shares means fully paid non converting non cumulative preference shares in the share capital of the Company issued for USD6.25 per share via Trust Securities issued in 1998 as follows:

(a)                                  64,016,000 TrUEPrS Preference Shares on 23 September 1998; and

(b)                                 56,016,000 TrUEPrS Preference Shares on 19 November 1998.

Trust Securities means Trust Units (in ANZ Exchangeable Preference Trust) exchangeable for TrUEPrS Preference Shares in ANZ.

Underwriter Warranty means, in respect of an Underwriter, each Warranty set out in part 1 of schedule 3 given by that Underwriter and each Warranty set out in part 3 of schedule 3 given by that Underwriter.

US Person has the meaning given to that term in Rule 902(k) under the US Securities Act.

US Securities Act means the United States Securities Act of 1933 as amended.

United States has the meaning given in Regulation S.

Valid Application has the meaning given to that expression by clause 1.4.

Verification Material means the contents of the file maintained by the Due Diligence Committee being the documents and information provided in verification of statements made in the Offer Documents.

Warranty means a statement contained in schedule 3.

1.2                                 Rules for interpreting this agreement

Headings are for convenience only, and do not affect interpretation.  The following rules also apply in interpreting this agreement, except where the context makes it clear that a rule is not intended to apply.

(a)                                  A reference to:

(i)                                     legislation (including subordinate legislation) is to that legislation as amended, re-enacted or replaced, and includes any subordinate legislation issued under it;

(ii)                                  a document or agreement, or a provision of a document or agreement, is to that document, agreement or provision as amended, supplemented, replaced or novated;

(iii)                               a party to this agreement or to any other document or agreement includes a permitted substitute or a permitted assign of that party;

(iv)                              a person includes any type of entity or body of persons, whether or not it is incorporated or has a separate legal identity, and any executor, administrator or successor in law of the person;

(v)                                 anything (including a right, obligation or concept) includes each part of it; and

(vi)                              a date or time means to that date or time in Sydney.

(b)                                 A singular word includes the plural, and vice versa.

(c)                                  A word which suggests one gender includes the other genders.

(d)                                 If a word is defined, another part of speech has a corresponding meaning.

(e)                                  If an example is given of anything (including a right, obligation or concept), such as by saying it includes something else, the example does not limit the scope of that thing.

(f)                                    The word “agreement” includes an undertaking or other binding arrangement or understanding, whether or not in writing.

(g)                                 The words “Court”, “subsidiary”, “holding company” and “related body corporate” have the same meanings as in the Corporations Act.

(h)                                 References to “applicable law” include all applicable laws of jurisdictions within or outside Australia including New Zealand and including the Listing Rules and policies, guidelines, official directives or requests of or by any Government Agency, whether or not having the force of law.

(i)                                     A reference to “$” is to the lawful currency of Australia.

1.3                                 Business Days

If the day on or by which a person must do something under this agreement is not a Business Day:

(a)                                  if the act involves a payment that is due on demand, the person must do it on or by the next Business Day; and

(b)                                 in any other case, the person must do it on or by the previous Business Day.

1.4                                 Valid Application

For the purposes of this agreement, an Application received by the Company in respect of an Offer Security is a Valid Application if it is:

(a)                                  an Institutional Acceptance; or

(b)                                 it is made in accordance with the Offer Documents

and the Company receives the Subscription Price in cleared funds.

1.5                                 Underwriters’ relationship

(a)                                  An obligation of an Underwriter under this agreement (including an obligation to pay) is several on a 50:50 basis and is not joint or joint and several.

(b)                                 A right of an Underwriter under this agreement is held by that Underwriter severally and each Underwriter may exercise its rights, powers and benefits under this agreement individually.

(c)                                  Where the consent or approval of an Underwriter is required under this agreement, that consent or approval must be obtained from each Underwriter (other than an Underwriter which has given a notice under clause 10 to terminate its obligations under this agreement).

(d)                                 Nothing contained or implied in this agreement constitutes an Underwriter, the partner, agent, or representative of any other Underwriter for any purpose or creates any partnership, agency or trust between the Underwriters, and none of the Underwriters has any authority to bind any of the other Underwriters in any way.

(e)                                  Any reference to the Underwriter in this agreement is a reference to each Underwriter separately, so that (for example) a representation, warranty or undertaking is given by each of them separately.

2.                                       CONDITIONS PRECEDENT

2.1                                 Conditions Precedent to underwriting

The obligations of the Underwriters to underwrite the Rights Offer under clause 3.2 of this agreement do not become binding unless each of the following conditions is fulfilled (or waived under clause 2.4):

(a)                                  the Company implementing and completing the Due Diligence Program to the reasonable satisfaction of the Underwriters before the Lodgment Date (each Underwriter shall be treated as being reasonably satisfied if that Underwriter signs the Due Diligence Report);

(b)                                 the Due Diligence Report being published by the Lodgment Date;

(c)                                  opinions being delivered to the Due Diligence Committee by the Lodgment Date by:

(i)                                     Blake Dawson Waldron in relation to the Prospectus and the adequacy of the Due Diligence Program to the reasonable satisfaction of the Underwriters;

(ii)                                  Bell Gully in relation to the Prospectus and the conduct of the Rights Offer in New Zealand to the reasonable satisfaction of the Underwriters;

(iii)                               KPMG in respect of the adequacy of the Due Diligence Program so far as it applies to the historical and pro forma financial information relating to the Company included in the Offer Documents to the reasonable satisfaction of the Underwriters; and

(d)                                 Ernst & Young delivering to the Due Diligence Committee by the Lodgment Date an “Agreed Upon Procedures Report of Factual Findings” as contemplated by section 6.6(d)(ix) of the Planning Memorandum to the reasonable satisfaction of the Underwriters;

(e)                                  the Company obtaining by the Lodgment Date any:

(i)                                     waivers of the Listing Rules; and

(ii)                                  any declarations made, or modifications, by ASIC, under or of, the Corporations Act,

which any party reasonably believes is required to enable the Company to make the Rights Offer;

(f)                                    the Company entering into the Acquisition Agreement by no later than 10.00am 24 October 2003 (or such later date as the Underwriters may agree in writing) and that agreement not being terminated or terminable or no longer capable of being performed or not valid, binding or enforceable against the parties to it, or a condition precedent to it not being satisfied (or waived by the relevant party or parties) within the time period specified in the agreement;

(g)                                 the Company lodging the Prospectus with ASIC by the Lodgment Date;

(h)                                 Bell Gully delivering to the Due Diligence Committee by the Lodgment Date a legal due diligence report in respect of the Acquisition.

2.2                                 Additional Conditions Precedent to Allotment

The obligations of the Underwriters to subscribe for the Shortfall Shares under this agreement do not become binding unless each of the following conditions is fulfilled (or waived under clause 2.4):

(a)                                  Sullivan & Cromwell delivering to the Underwriters on the Shortfall Notification Date a legal opinion dated as at the Shortfall Notification Date to the reasonable satisfaction of the Underwriters;

(b)                                 Sullivan & Cromwell delivering to the Underwriters on the Shortfall Notification Date a disclosure letter concerning the Final Offer Documents dated as at the Shortfall Notification Date to the reasonable satisfaction of the Underwriters;

(c)                                  KPMG delivering to the Underwriters by the Shortfall Notification Date a letter containing statements and information of the type ordinarily included in accountant’s “comfort letters” to the underwriters with respect to the financial statements and certain financial information of the Company contained in the Final Offer Documents dated as at a date no more than 3 Business Days prior to the Shortfall Notification Date; and

(d)                                 Ernst & Young delivering to the Underwriters on the Shortfall Notification Date an agreed-upon procedures letter in respect of the financial statements, pro forma financial statements and certain financial information of NBNZ contained in the Final Offer Documents.

2.3                                 Obligation to satisfy conditions

The Company must use its reasonable endeavours to satisfy the conditions referred to in clauses 2.1 and 2.2.

2.4                                 Waiver

The Underwriters alone may waive any or all of the conditions referred to in clause 2.1 or 2.2 by giving notice in writing to the Company to that effect. If one of the Underwriters does not waive fulfilment of a condition under this clause 2.4, clause 10.6 will apply.

2.5                                 Notice

The Company must promptly notify the Underwriters when it has satisfied any of the conditions referred to in clause 2.1.

2.6                                 Failure to fulfil condition precedent

If any of the conditions referred to in clause 2.1 or 2.2 are not fulfilled (or waived under clause 2.4 by all the Underwriters) by the time specified in that condition (or such later time as agreed by the Underwriters) then this agreement (other than clauses 6, 9, 13, 14 and 16 (except 16.2)) is at an end as to its future operation except for the enforcement of any right or claim which arises on or has arisen before this agreement comes to an end.

3.                                       APPOINTMENT

3.1                                 Appointment

The Company appoints the Underwriters as the underwriters and joint lead managers of the Rights Offer on the terms and conditions of this agreement and the Underwriters accept that appointment.

3.2                                 Agreement to underwrite

The Underwriters agree to severally underwrite subscriptions for Offer Securities under the Rights Offer up to a maximum aggregate amount of the Offer Amount on the terms and conditions of this agreement.

3.3                                 Agreement to manage

The Underwriters agree to jointly act as lead managers of the Rights Offer and assist the Company in the successful conduct of the Rights Offer.

3.4                                 Several obligations

The obligations of each of the Underwriters to underwrite the Rights Offer under clause 3.2 shall be several and not joint, with each Underwriter being obliged to underwrite 50% of the Shortfall Amount.

3.5                                 Sub Underwriting

The Underwriters must consult with the Company with respect to the appointment of sub underwriters and will not unreasonably withhold or delay its consent to the appointment of a sub underwriter.

4.                                       REPRESENTATIONS AND WARRANTIES

4.1                                 Validity of agreement

Each party represents and warrants in respect of itself that each Warranty set out in part 1 of schedule 3 is true, accurate and not misleading as at the date of this agreement.

4.2                                 The Company

The Company represents and warrants to each Underwriter that each of the Warranties set out in part 2 of schedule 3 is true, accurate and not misleading as at the date of this agreement.

4.3                                 The Underwriters

Each Underwriter represents and warrants to the Company that each of the Warranties set out in part 3 of schedule 3 is true, accurate and not misleading as at the date of this agreement.

4.4                                 Independent

Each of the Warranties shall be construed independently and no Warranty shall be limited by implications arising from any other Warranty.

4.5                                 Reliance

Each party acknowledges that the other parties are entering into this agreement in reliance on each Warranty.

4.6                                 Notice of breach

(a)                                  The Company undertakes to the Underwriters that it will notify each Underwriter immediately if it becomes aware that:

(i)                                     a Company Warranty was untrue, inaccurate or misleading at the time it was given; or

(ii)                                  a Company Warranty has ceased to be true and accurate or has become misleading in any material respect in each case by reference to the facts and circumstances then existing.

(b)                                 Each of the Underwriters undertakes to the Company that it will notify the Company immediately if it becomes aware that:

(i)                                   an Underwriter Warranty given by it was untrue, inaccurate or misleading at the time it was given; or

(ii)                                  an Underwriter Warranty given by it has ceased to be true and accurate in any material respect or has become misleading by reference in each case to facts and circumstances then existing.

4.7                                 Repetition

(a)                                Each Company Warranty is repeated by the Company when it gives a Certificate as if made with respect to the facts and circumstances then existing provided that if the Company has notified each Underwriter under clause 4.6 (Prior Notification) that:

(i)                                     a Company Warranty was untrue, inaccurate or misleading at the time it was given; or

(ii)                                  a Company Warranty has ceased to be true and accurate or has become misleading in any material respect in each case by reference to the facts and circumstances then existing, and each Underwriter has informed the Company in writing that it has decided to waive its rights to terminate the agreement on the basis of the event notified, the repetition of the relevant Company Warranty will be qualified by the disclosure made in the Prior Notification.

(b)                                 Each Underwriter Warranty is repeated by each Underwriter on the Shortfall Application Date and on the First Allotment Date and the Second Allotment Date as if made with respect to the facts and circumstances then existing.

4.8                                 Undertakings of the Company

The Company undertakes that :

(a)                                  (printed copies) as soon as practicable after the Prospectus is lodged with ASIC, it will deliver to each of the Underwriters the number of printed copies of the Prospectus and the Preliminary International Institutional Supplement that the Underwriters have notified the Company before the Prospectus Date (up to a maximum of 1000 copies);

(b)                                 (dispatch of Prospectus) it will dispatch the Prospectus to each Security Holder no later than the date required by ASX;

(c)                                  (Prescribed Occurrence) during the period commencing on the date of this agreement and ending 3 months after the expiry of the Offer Period, no Prescribed Occurrence will occur in respect of the Company (or any of its related bodies corporate) other than:

(i)                                     as disclosed in the Offer Documents or to the Underwriters in writing as at the date of this agreement; or

(ii)                                  an issue of equity securities (as defined in the Listing Rules) or any securities convertible into or exchangeable for any such equity securities which is permitted under clause 4.8(d);

(d)                               (no further issues) during the period commencing on the date of this agreement and ending on the day which is 3 months after the expiry of the Offer Period, neither the Company or any of its subsidiaries shall make, agree to make or announce any issues of equity securities (as defined in the Listing Rules) or any securities convertible into or exchangeable for any such equity securities, without the prior written consent of the Underwriters, which consent shall not be unreasonably withheld or delayed, other than:

(i)                                     the Hybrid Issue and any other issue of securities which are convertible or exchangeable into Shares;

(ii)                                  the issue of the Rights and the Offer Securities;

(iii)                               the issue of any security for regulatory or prudential reasons;

(iv)                              an issue of securities by the Company pursuant to a dividend or distribution plan or employee incentive scheme (as those terms are defined in the Listing Rules) or, as a result of the conversion or exercise of any securities issued pursuant to such a plan or scheme; or

(v)                                 the conversion of any convertible securities (as that term is defined in the Listing Rules) which are on issue as of the date of this agreement;

For the avoidance of doubt nothing in this clause is intended to constrain the Company from issuing securities in the ordinary course of its business for an aggregate issue price of $250 million or less.

(e)                                  (conduct of business) during the period from the date of this agreement until 3 months after the expiry of the Offer Period, it will carry on its business in the ordinary course and will not except as disclosed in the Offer Documents:

(i)                                     dispose or charge, agree to dispose of or charge, the whole or any substantial part of its business (except in the ordinary course of business); or

(ii)                                  enter into any agreement or commitment which is material in the context of the Company or the Rights Offer,

without the prior written consent of the Underwriters which shall not be unreasonably withheld or delayed;

(f)                                    (winding up) during the Offer Period, it (or any of its related bodies corporate) shall not:

(i)                                     pass any resolution that it be wound up;

(ii)                                  enter into any scheme or composition with or for the benefit of its creditors;

(iii)                               be placed under official management;

(iv)                              have a receiver or manager appointed to the whole or any part of its assets or undertakings;

(v)                                 permit any breach or default whereby it is liable to be wound up; or

(vi)                              have an administrator appointed to it,

if to do so would have a material effect on the Company or an investment decision in relation to the Offer Securities;

(g)                                 it will deliver to the Underwriters the Final Offer Documents on or before the Shortfall Notification Date.

4.9                                 Acknowledgement

The Company acknowledges that the Underwriters and their Affiliates have the right to sell any Offer Securities the Underwriters are required to subscribe for or which are allotted to it pursuant to this agreement on ASX in accordance with Regulation S under the US Securities Act.

5.                                       OFFER

5.1                                 Making of Offer

The Company must offer the Offer Securities for subscription in accordance with the Offer Documents, this agreement, the Timetable, the Listing Rules, the Corporations Act and all other applicable laws.

5.2                                 Amendment

The Timetable may only be amended by the Company with the consent of:

(a)                                  the Underwriters; and

(b)                                 ASX, if required by the Listing Rules or the Corporations Act.

5.3                                 Application for quotation

The Company must within the time required by the Corporations Act apply for the Offer Securities to be granted official quotation on ASX, and thereafter use its best endeavours to procure that official quotation is granted to the Offer Securities by ASX by the First Allotment Date.

5.4                                 Non Qualifying Foreign Security Holders

Offer Securities will not be offered to (and Rights will not be issued to) Non-Qualifying Foreign Security Holders but arrangements will be made in accordance with the Listing Rules under which rights equivalent to the number which would otherwise have been issued to Non-Qualifying Foreign Security Holders will be sold for the benefit of those Non-Qualifying Foreign Security Holders.

5.5                                 Supplementary Offer Documents

If before the Shortfall Notification Date:

(a)                                  there is a misleading or deceptive statement in the Prospectus or any Supplementary Offer Document; or

(b)                                 there is an omission from the Prospectus or any Supplementary Offer Document of material required by the Corporations Act to be included; or

(c)                                  there is a new circumstance that:

(i)                                     has arisen since the Prospectus or any Supplementary Offer Document was lodged; and

(ii)                                  would have been required by the Corporations Act to be included in the Prospectus or Supplementary Offer Document if it had arisen before the relevant document was lodged, that is materially adverse from the point of view of an investor, the Company must immediately notify the Underwriters of that statement, omission or circumstance and must lodge a Supplementary Offer Document (in a form approved in writing by the

Underwriters, such approval not to be unreasonably withheld or delayed) in respect of that statement, omission or circumstance as soon as practicable afterwards and otherwise comply with the Corporations Act.  Following the lodgment of any Supplementary Offer Document the Company must immediately take all action in respect of the Supplementary Offer Document as may reasonably be required by the Underwriter (including publication of the Supplementary Offer Document in a national newspaper and dispatching copies of the Supplementary Offer Document to all recipients of the Prospectus).

5.6                                 No other Supplementary Offer Document

Other than pursuant to clause 5.5 the Company must not lodge or reissue a Supplementary Offer Document without the prior written consent of the Underwriters (such consent not to be unreasonably withheld or delayed).

5.7                                 Additional Announcement

If, before the Second Allotment Date, an event occurs which the Company is required to announce under the Listing Rules or Chapter 6CA of the Corporations Act or which, if not announced, may result in the Underwriters contravening Division 3 of Part 7.10 of the Corporations Act, the Company must:

(a)                                  inform the Underwriters immediately; and

(b)                                 promptly make an announcement to ASX in accordance with the Company’s obligations under the Listing Rules or the Corporations Act or make generally available the information which, if not made generally available, may otherwise result in the Underwriters contravening Division 3 of Part 7.10 of the Corporations Act in a form approved by the Underwriters, such approval not to be unreasonably withheld or delayed.

5.8                                 Preliminary International Institutional Supplement

If before the Closing Date in the reasonable judgment of the Company it becomes necessary to amend or issue a supplement to the Preliminary International Institutional Supplement, the Company must immediately notify the Underwriters and must issue an amended Preliminary International Institutional Supplement or a supplement to the Preliminary International Institutional Supplement (in a form approved in writing by the Underwriters, such approval not to be unreasonably withheld or delayed).

6.                                       INDEMNITY

6.1                                 Indemnity

Subject to clause 6.2, the Company agrees to indemnify and keep indemnified each of the Underwriters and its related bodies corporate, directors and officers (each an “Indemnified Party” and collectively the “Indemnified Parties”) from and against all Losses suffered by an Indemnified Party as a result of:

(a)                                  (Offer Documents) the issue of the Offer Documents, a Supplementary Offer Document or the Final Offer Documents or the making, conduct, or settlement of the Rights Offer (including Losses arising out of or in connection with the preparation for, or involvement in, investigations conducted by ASIC or any other relevant body in relation to the issue of the Offer Documents, a Supplementary Offer Document or the Final Offer Documents or the Rights Offer);

(b)                                 (breach) the Company failing to perform or observe any of its obligations or undertakings under this agreement in a material respect;

(c)                                  (misrepresentation) any representation or warranty given under this agreement proving to have been untrue or incorrect;

(d)                                 (authorised publications) any roadshow presentation, announcement, advertisement or publicity made or distributed by or on behalf of an Indemnified Party in relation to the Rights Offer with the prior approval of the Company; and

(e)                                  (generally) any claim that an Indemnified Party has any liability under the Corporations Act (including sections 1041H and 1041I) or any other applicable law or regulation in relation to the Rights Offer, provided that:

(f)                                    where the Loss is also a cost or expense (item) covered by clause 9.2 and clause 9.2 requires that the item be reasonable in order for it to be recoverable under that clause, then this indemnity shall only extend to it to the extent that it is recoverable under that clause and the maximum amount which may be recovered under this indemnity in respect of those items shall be limited to $250,000;

(g)                                 the Losses the subject of this indemnity shall not include:

(i)                                     sub underwriting fees, brokerage and other costs and expenses in respect of the Rights Offer that are the responsibility of the Underwriters;

(ii)                                  Loss suffered simply as a result of an Underwriter being required to perform its obligations under this agreement (including without limitation) its obligations in respect of the Shortfall Rights and Shortfall Shares; or

(iii)                               Loss suffered by reason of being required to compensate the Company for a breach by an Underwriter of its obligations under this agreement.

Each of the paragraphs of this clause 6.1 shall be construed independently and no paragraph shall be limited by implications arising from any other paragraph.

6.2                                 Extent of indemnity

The indemnity in clause 6.1 does not extend to and shall not be deemed to be an indemnity against Losses incurred by an Indemnified Party to the extent that those Losses result primarily from:

(a)                                  the negligence or wilful misconduct or breach of any statutory provision or fiduciary duty of that Indemnified Party;

(b)                                 any penalty or fine which the Indemnified Party is required to pay for any contravention by it of the Corporations Act;

(c)                                  any amount in respect of which the indemnity will be illegal, void or unenforceable under any applicable law;

(d)                                 any announcements, advertisements or publicity made or distributed by an Indemnified Party in relation to the Rights Offer or the Acquisition without the approval of the Company; or

(e)                                  a material breach by an Underwriter of this agreement (except where that breach is not wilful and occurs solely by reason of reliance on advice or information provided by or on behalf of the Company).

6.3                                 Notice

If an Underwriter becomes aware of any matter in respect of which an Indemnified Party wishes to claim for indemnification under this clause 6, that Underwriter must promptly notify the Company of the substance of that matter within 5 Business Days of having become aware of the matter.

6.4                                 Failure to notify

The failure of an Underwriter to notify the Company pursuant to clause 6.3 shall not release the Company from any obligation or liability which it may have pursuant to this agreement except that such liability shall be reduced to the extent to which:

(a)                                  the Company has suffered material damage or material loss, or

(b)                                 the amount the subject of the indemnity under clause 6.1 has increased,

as a result of the failure to so notify.

6.5                                 Obligation to mitigate

Each Indemnified Party must take reasonable steps to mitigate any Losses in respect of which it may seek to be indemnified under clause 6.1 from the time at which the Indemnified Party becomes aware that it may be entitled to be indemnified under clause 6.1.

6.6                                 Benefits of indemnity

Each Indemnified Party, whether or not a party to this agreement, shall be entitled to the benefit of this clause 6 and this clause 6 may be enforced on that Indemnified Party’s behalf by the Underwriters.

6.7                                 Preservation of rights

Subject to clause 6.2, the rights of an Indemnified Party under this agreement shall not in any way be prejudiced or affected by:

(a)                                  any approval given by that party in relation to the Offer Documents, a Supplementary Offer Document or the Final Offer Documents or any roadshow presentation, announcement, advertisement or publicity made or distributed in relation to the Rights Offer (whether before or after the Prospectus Date) (collectively the “Offer Material”);

(b)                                 any consent to be named in the Offer Material;

(c)                                  termination of this agreement under clause 2 or any lawful termination by an Underwriter of its obligations to underwrite the Rights Offer under clause 10; or

(d)                                 any inaccuracy in any representation or warranty made or deemed to have been made by the Company under this agreement.

6.8                                 Company entitled to defend or institute proceedings

Subject to clause 6.11, the Company may defend or institute in the name of an Indemnified Party legal or other proceedings concerning an Indemnified Claim and conduct the same under the sole management and control of the Company with absolute discretion as to the conduct of those proceedings including any decision to settle, compromise or consent to the entry of any judgement in relation to the Indemnified Claim the subject of those proceedings provided that:

(a)                                  the Company must consult with and keep the relevant Indemnified Party informed concerning the progress of that defence or of those legal or other proceedings and must take account of the views of the relevant Indemnified Party so far as is reasonably practicable and must not take any steps which it would be reasonable to expect would damage the reputation of the relevant Indemnified Party without the prior written consent of the relevant Indemnified Party (such consent not to be unreasonably withheld or delayed);

(b)                                 no admission of liability on the part of the Indemnified Party in connection with the Indemnified Claim may take place without the appropriate Indemnified Party’s prior written consent; and

(c)                                  the appropriate Indemnified Party has:

(i)                                     the right at any time to; and

(ii)                                  must, if it refuses to give its prior written consent under clause 6.8(a) or 6.8(b);

re-assume the defence of any Indemnified Claim assumed by the Company or any other legal or other proceedings instituted by the Company in the name of the Indemnified Party in respect of an Indemnified Claim.

6.9                                 Separate representation

Notwithstanding clause 6.8, where the Company has conduct of the proceedings relating to an Indemnified Claim in the name of an Indemnified Party, that Indemnified Party may engage its own legal counsel but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless:

(a)                                  the Company and the Indemnified Party mutually agree to the contrary;

(b)                                 the Indemnified Party reasonably concludes that there are significant legal defences available to it that are different from, or in addition to, those available to the Company; or

(c)                                  the named parties in any such proceeding (including any impleaded parties) include both the Company and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual differing interests between them.

6.10                           Obligations of Indemnified Parties

The Indemnified Parties must:

(a)                                  take such reasonable action as the Company requests to avoid, dispute, resist, appeal, compromise or defend any Indemnified Claim in respect of it;

(b)                                 not settle or compromise any Indemnified Claim without the prior written consent of the Company;

(c)                                  render all reasonable assistance and co-operation to the Company in the conduct of any legal or other proceedings relating to the Indemnified Claim including giving the Company any documents in its possession or within its control and signing all documents, authorities and directions and making available its employees at such time and for such periods as the Company may reasonably require in relation to that proceeding; and

(d)                                 do anything reasonably necessary or desirable to ensure that the Company is subrogated to and enjoys the benefit of the rights of the Indemnified Parties in relation to an Indemnified Claim including signing documents to assign choses in action.

6.11                           Right to assume control of proceedings

If an Indemnified Party re-assumes the defence of an Indemnified Claim or any other legal or other proceedings instituted by the Company in the name of the Indemnified Party in respect of an Indemnified Claim under clause 6.8(c):

(a)                                  it will have the right to conduct the same under its sole management and control and will have absolute discretion with regards to the conduct of those proceedings including any decision to settle, compromise or consent to the entry of any judgement in relation to any Claims that are the subject of those proceedings, but in doing so it will consult with and take account of the views of the Company so far as is reasonably possible; and

(b)                                 the Company will not be bound by the terms of any settlement or compromise and any indemnity given by the Company under clause 6.1 shall not apply in respect of any Claims that are the subject of those proceedings.

6.12                           Conduct of Proceedings

An Indemnified Party is under no obligation under clause 6.10 unless at the time the Company requests that Indemnified Party to take any action, the Company agrees to indemnify that Indemnified Party against all costs, expenses and charged incurred by or awarded against that Indemnified Party in taking the action required, as and when they fall due, including legal costs and disbursements of its lawyers on a full indemnity basis.

6.13                           Release

The Company agrees that no Claim may be made by it against an Indemnified Party, and the Company unconditionally and irrevocably releases each Indemnified Party from any Claim that it may have against an Indemnified Party arising as a result of the participation of that Indemnified Party in the preparation of the Offer Documents, a Supplementary Offer Document or the Final Offer Documents or in relation to the making of the Rights Offer, except where:

(a)                                  the Indemnified Party has been negligent or there has been wilful misconduct or a breach of any statutory provision or fiduciary duty;

(b)                                 the Indemnified Party has made or distributed any announcements, advertisements or publicity in relation to the Rights Offer or the Acquisition without the approval of the Company; or

(c)                                  an Underwriter is in breach of this agreement.

If:

(d)                                 the Company makes a Claim against an Underwriter in respect of a breach by it of this agreement (the “Relevant Breach”); and

(e)                                  that Underwriter has suffered Loss by reason of the Relevant Breach otherwise than by reason of the Company making the Claim against it; and

(f)                                    that Underwriter has recovered that Loss from the Company under the indemnity in clause 6.1,

the Company agrees it will not be entitled to recover from the Underwriter as damages in respect of the Relevant Breach any amount which the Underwriter has recovered under the indemnity in clause 6.1.

7.                                       APPLICATIONS AND ALLOTMENTS

7.1                                 Applications

Each application for Offer Securities pursuant to the Rights Offer must be made on an entitlement and application form accompanying the Offer Documents and in accordance with the Offer Documents or be an Institutional Acceptance.

7.2                                 Notification of Applications

The Company must whenever reasonably requested by the Underwriters during the period beginning on the Opening Date and ending on the Closing Date notify the Underwriter of:

(a)                                  the number of Applications received;

(b)                                 the number of Applications received which are not Valid Applications and the grounds on which the Company believes the Application is not valid; and

(c)                                  the number of Offer Securities in respect of which Valid Applications have been received.

The Underwriters have the right to review the Applications which are not Valid Applications.

7.3                                 Acceptance of Applications

The Company must accept each Application for Offer Securities which is lodged on or before 6:00pm on the Closing Date which becomes a Valid Application by 4.00pm on the Shortfall Notification Date.

7.4                                 Allotment of Offer Securities

The Company must allot and issue the Offer Securities in respect of which Valid Applications have been accepted on the First Allotment Date in accordance with the allotment procedure described in the Offer Documents.  Those Offer Securities will be allotted ex the final dividend for the financial year ending September 30, 2003.

7.5                                 Holding Statements

The Company must dispatch a new holding statement in respect of the Offer Securities issued pursuant to the Rights Offer in accordance with the Corporations Act and the Listing Rules as soon as practicable after the First Allotment Date.

7.6                                 Prompt Banking of Cheques

The Company must promptly bank for collection all cheques accompanying Applications received by it.  The Company must at its cost arrange for payments to be cleared by the relevant financial institutions on which the payment is drawn.

7.7                                 Subscription Price

The Company must comply with section 722 of the Corporations Act in respect of the Subscription Price in respect of an Offer Security received by it.

7.8                                 Records

The Company must maintain (and permit the Underwriters to inspect at any reasonable time) accurate records of the receipt of Applications, the banking of the Subscription Price in respect of each Offer Security applied for, the processing of Applications and the dispatch of holding statements in respect of the Offer Securities issued pursuant to the Rights Offer.

7.9                                 Relief of Liability

All Valid Applications which are accepted will go towards relieving the liability of the Underwriters under this agreement to underwrite subscriptions for Offer Securities up to an aggregate maximum amount of the Offer Amount.

7.10                           No Shortfall

If by 3:00pm on the Shortfall Notification Date, Valid Applications are accepted in respect of all of the Offer Securities the Underwriters’ liability under this agreement to apply for Offer Securities is extinguished.

7.11                           Return of Subscription Price and termination of obligations

If all the Offer Securities in respect of which Valid Applications are accepted have not been allotted to applicants by the later of 2 Business Days after the First Allotment Date (or such later date as the Underwriters may agree in writing in its absolute discretion):

(a)                                  the Company must immediately refund all application moneys received to all applicants including the Underwriters; and

(b)                                 all of the Underwriters’ obligations under this agreement will immediately terminate.

8.                                       OBLIGATIONS OF THE UNDERWRITERS

8.1                                 Notice of Shortfall Rights

If, as at 4.00pm on the Shortfall Notification Date, the Company has not received Valid Applications in respect of all the Offer Securities, the Company must by 5:00pm on the Shortfall Notification Date (or such longer period agreed in writing by the Underwriters), give a written notice to the Underwriters (the “Shortfall Notice”) specifying the number of the Offer Securities in respect of which Valid Applications have not been accepted and therefore the number of Rights which have not been exercised (the number of Rights so specified being the Shortfall Rights).

8.2                                 Certificate to Accompany Notice

The Shortfall Notice given pursuant to clause 8.1 must be accompanied by a Certificate.

8.3                                 Certificate Representations and Warranties

The Company:

(a)                                  represents and warrants in giving the Certificate under clause 8.2 that the Shortfall Notice specifying the number of Offer Securities in respect of which Valid Applications have not been accepted and therefore the number of Shortfall Rights is true and accurate as at the date of the Shortfall Notice; and

(b)                                 undertakes to notify the Underwriters of any change in a material respect in any of the matters set out in the Certificate as soon as practicable after such change becomes known to the Company if such change occurs before the extinguishment of the Underwriters’ liability under this agreement.

8.4                                 Bookbuild

(a)                                  On receipt of the Shortfall Notice the Underwriters will, during the Bookbuild Period, offer the Shortfall Rights for sale via a bookbuild process to determine demand for the Shortfall Rights at various possible sale prices.

(b)                                 The Underwriters must offer each Shortfall Right for sale on condition that a purchaser of that Shortfall Right must exercise that Shortfall Right and pay the Company the Subscription Price in respect of that Shortfall Right on the Second Allotment Date.

(c)                                  The Underwriters will advise the Company of the outcome of the bookbuild process referred to in clause 8.4(a) by 8.00am on the First Allotment Date.  Having regard to the outcome of the bookbuild, the Sale Price and the number of Shortfall Rights sold will be agreed by the Company and the Underwriters having regard to the level of demand at different prices at which purchasers have bid for the Shortfall Rights, the quality of those bids and what price will enable the Underwriters to clear the book.

(d)                                 The Company and the Underwriters will use their best endeavours to agree the persons, to whom the Shortfall Rights will be allocated for sale.  If the Underwriters and the Company fail to so agree, the Underwriters may determine to whom the Shortfall Rights will be allocated for sale.

(e)                                  The Underwriters will be entitled to charge a commission of .25% of the Sale Amount.

8.5                                 Payment of Shortfall Amount and Sale Amount

Unless:

(a)                                  this document has been rescinded or terminated under clause 2 or in accordance with clause 10 on or before the Shortfall Notification Time;

(b)                                 the Company has not complied with its obligations under clause 8.2,

each Underwriter must pay or procure payment to:

(a)                                  the Company of 50% of the Shortfall Amount in cleared funds (less any amounts which that Underwriter is entitled to be paid or deduct under clause 9.4);

(b)                                 to the Company of 50% of the Sale Amount (less the commission referred to in clause 8.4(e)) in cleared funds,

on or before 10.00am on the Second Allotment Date.

For the avoidance of doubt, the parties acknowledge that it is not intended that the Underwriters will acquire any beneficial ownership in the Shortfall Rights.

8.6                                 Allotment of Shortfall

On receipt of the Shortfall Amount (less any amounts which an Underwriter is entitled is entitled to be paid or deduct under clause 9.4), the Company must allot and issue the Shortfall Shares and dispatch new holding statements in respect of the Shortfall Shares in accordance with the Corporations Act and the Listing Rules as soon as practicable after the Second Allotment Date.

8.7                                 Regulatory Impediment

Each Underwriter must ensure that it does not acquire Shares in breach of the Financial Sector (Shareholdings) Act or any other applicable law in fulfilling its obligations under this agreement and must, if necessary, procure other subscribers for the Shortfall Shares if an acquisition by it would breach those laws.

8.8                                 Liability Extinguished

Upon clause 8.5 being complied with by an Underwriter, the liability of that Underwriter under this agreement with respect to underwriting the Rights Offer shall cease and be extinguished.

9.                                       FEES, COSTS AND EXPENSES

9.1                                 Payment of fees

Subject to clause 9.3, the Company must pay to each of the Underwriters on the Second Allotment Date in immediately available funds:

(a)                                  an underwriting fee of 0.30% of the Offer Amount; and

(b)                                 a management fee of 0.075% of the Offer Amount.

9.2                                 Costs and expenses

(a)                                  Subject to paragraph (b), in addition to the fees referred to in clause 9.1, the Company must on receipt of notice from an Underwriter, pay or procure the payment to that Underwriter (or as it directs) of all reasonable travel and out-of-pocket expenses and reasonable legal costs and disbursements incurred by that Underwriter in relation to the preparation and execution of this agreement.

(b)                                 The maximum amount payable by the Company to all the Underwriters under paragraph (a) is limited to $250,000.

9.3                                 Costs on termination

In the event that:

(a)                                  the obligations of an Underwriter under this agreement is terminated pursuant to clause 2 or 10:

(i)                                     the Company shall not be obliged to pay to that Underwriter the fee referred to in clause 9.1; and

(ii)                                  the Company shall be obliged to pay to that Underwriter within five Business Days of termination of the obligations of that Underwriter (to the extent that it has not already done so) the costs, expenses and disbursements referred to in clause 9.2;

(b)                                 the Rights Offer does not proceed or is not completed for any reason:

(i)                                     the Company shall not be obliged to pay the fee referred to in clause 9.1; and

(ii)                                  the Company shall be obliged to pay within 5 Business Days of the Rights Offer not proceeding or completing (to the extent it has not already done so) the costs, expenses and disbursements referred to in clause 9.2.

9.4                                 Set off

An Underwriter may at any time on or after the Second Allotment Date apply any payment in respect of an Offer Security received by an Underwriter, or a related body corporate of an Underwriter, by reason of delivery versus payment occurring through CHESS in respect of that Offer Security on the Second Allotment Date in satisfaction of the obligations of the Company under clauses 9.1 or 9.2.  To the extent the obligations of the Company under those clauses are not fully satisfied by such application, the Company will not be relieved of its obligations under those clauses.  An Underwriter must promptly give written notice to the Company of any amounts set off by that Underwriter pursuant to this clause 9.4.

10.                                 EVENTS OF TERMINATION

10.1                           Right of termination

Subject to clause 10.2 and 10.3, if any one or more of the following events occurs at any time in the period from (and including) the date of this agreement to the Shortfall Notification Time (or, in the case of a paragraph which specifies a particular period, from (and including) the date of this agreement to (and including) the date or period referred to in the relevant paragraph), then at any time on or before the Shortfall Notification Time (or the particular period specified) either Underwriters may, terminate any of its obligations under this agreement which have not been performed at that time (without cost or liability to themselves) by notice in writing to the Company (with a copy to the other Underwriter) specifying the relevant event:

(a)                                  (i)          (ASX approval) unconditional approval (or conditional approval, provided such condition would not, in the reasonable opinion of the Underwriters, have a material adverse effect on the success or settlement of the Rights Offer) by the ASX for official quotation of the Offer Securities is refused, or is not granted before the Shortfall Application Date (or such later date agreed in writing by the Underwriters in their absolute discretion) or is withdrawn on or before the Shortfall Application Date;

(ii)                                  (withdrawal) the Company withdraws the Offer Documents or the Rights Offer;

(iii)                               (trading of Offer Securities) the Company is removed from the official list of ASX or the Shares cease to be quoted on ASX;

(iv)                              (Timetable) any event specified in the Timetable is delayed for more than 5 Business Days without the prior approval of the Underwriters; or

(b)                                 (i)                                     (Offer Documents) an Offer Document, a Supplementary Offer Document or the Final Offer Document omits any material required by the Corporations Act or any applicable law or contains a statement which is misleading or deceptive or otherwise fails to comply with the Corporations Act or any other applicable law;

(ii)                                  (unauthorised alterations) the Company alters its share capital or its constitution in any material respect;

(iii)                               (trading in Shares) trading in Shares on ASX is suspended (which for the avoidance of doubt does not include a trading halt) for more than 3 consecutive Business Days;

(iv)                              (material contracts) the Acquisition Agreement is terminated (whether by breach or otherwise), rescinded, altered or amended in a material respect or any such contract is found to be void or voidable;

(v)                                 (compliance) a contravention by the Company of any provision of its constitution, the Corporations Act or any requirement of the ASX or any other applicable law (except to the extent that compliance with any applicable law has been waived, or an exemption granted, by a Government Agency having authority to do so);

(vi)                              (change of law) there is introduced into the Parliament of the Commonwealth of Australia or any State or Territory of Australia or the Federal or any State Congress in the United States or any new regulation is made under any law or a Government Agency adopts a policy, or there is an official announcement on behalf of the Government of the Commonwealth of Australia or any State or Territory of Australia or the Federal or any State Congress in the United States or a Government Agency that such a law or regulation will be introduced or policy adopted (as the case may be) (other than a law or regulation or policy which has been announced before the date of this agreement); or

(vii)                           (consent) if any person whose consent to the issue of the Prospectus is required by the Corporations Act refuses to give their consent prior to lodgment of the Prospectus with ASIC or withdraws their consent after lodgment of the Prospectus with ASIC;

(viii)                        (breach) the Company fails to perform or observe any of its obligations under this agreement;

(ix)                                (misrepresentation) a Company Warranty is or becomes untrue or incorrect;

(x)                                   (late lodgment) the Company fails to lodge the Prospectus with ASIC on or before the Lodgment Date (or such later date agreed in writing by the Underwriters);

(xi)                                (ASIC)

(A)                              ASIC gives notice of an intention to hold a hearing or issues an order under section 739(1) of the Corporations Act or an interim order under section 739(3) of the Corporations Act;

(B)                                an application is made by ASIC for an order under Part 9.5 in relation to the Prospectus or ASIC commences any investigation or hearing under Part 3 of the Australian Securities and Investments Commission Act 1989 (Cwlth) in relation to the Prospectus;

(xii)                             (certificate) any Certificate which must be given by the Company under this agreement is not given when required or a statement in that Certificate is untrue or incorrect in respect of events and circumstances applicable as at the date the Certificate is given;

(xiii)                          (market or trading disruption) there is:

(A)                              a suspension or material limitation in trading in securities generally on ASX; or

(B)                                a general moratorium on commercial banking activities in Australia, the United States or the United Kingdom is declared by the relevant authorities, or there is a material disruption in commercial banking or securities settlement or clearance services in those places;

(xiv)                         (material adverse change) there is a material adverse change in the financial position, results of operations or prospects of ANZ or of NBNZ from that reflected in the Offer Documents.

10.2                           Exercise of rights

No event specified in clause 10.1(b) shall entitle an Underwriter to exercise its rights to terminate its obligations under this agreement pursuant to clause 10.1 or otherwise unless, in the reasonable opinion of that Underwriter, the event:

(a)                                  has, or is likely to have, a material adverse effect on the success or settlement of the Rights Offer; or

(b)                                 leads, or is likely to lead:

(i)                                     to a contravention by the Underwriter of, or the Underwriter being involved in a contravention of, the Corporations Act or any other applicable law; or

(ii)                                  to a liability for the Underwriter under the Corporations Act or any other applicable law.

10.3                           Banking Moratorium Event

If a Banking Moratorium Event occurs at any time during the period from the date of this agreement to the Shortfall Notification Time and as a direct or indirect result of the occurrence of the Banking Moratorium Event:

(a)                                  the Company is prevented from, or delayed in, performing its obligations under clause 7.6;

(b)                                 payments which the Company has arranged with the relevant financial institutions to clear under clause 7.6 are not cleared;

(c)                                  delivery versus payment is prevented from occurring through CHESS on the Second Allotment Date; or

(d)                                 the Underwriters are prevented from, or delayed in, performing their obligations under clause 8.5,

then:

(e)                                  the obligations of the parties under this agreement are suspended to the extent to which they are effected by the relevant Banking Moratorium Event as long as the Banking Moratorium Event continues; and

(f)                                    in addition to the requirements of clause 10.2, an Underwriter may not terminate its obligations under this agreement, unless the Banking Moratorium Event continues for more than 5 Business Days.

10.4                           Claims

Nothing contained in this clause 10 shall prejudice or nullify any claim for damages or other right which the Underwriters or any other Indemnified Party (as defined in clause 6.1) may have against the Company, or which the Company may have against the Underwriters, for or arising out of any breach of covenant, warranty or representation or failure to observe or perform an obligation under this agreement.

10.5                           Notification

The Company must notify the Underwriters in writing immediately after becoming aware that an Event of Termination has occurred.

10.6                           Effect of termination

(a)                                  In the event that:

(i)                                     an Underwriter terminates its obligations under this agreement pursuant to clause 10.1 (the Terminating Underwriter); or

(ii)                                  an Underwriter refuses to waive fulfilment of a condition under clause 2.4 (a Non-waiving Underwriter)

the Terminating Underwriter or the Non-waiving Underwriter shall thereupon be relieved of its obligations under this agreement and shall be entitled to reimbursement in accordance with clause 9.3.

(b)                                 The exercise by the Terminating Underwriter of its rights upon the happening of an event specified in clause 10.1 or the refusal of a Non-waiving Underwriter to waive a condition under clause 2.4 does not automatically terminate the obligations of the other Underwriter (the Remaining Underwriter).

(c)                                  If the Terminating Underwriter gives notice to the Remaining Underwriter of its intention to terminate its obligations under this agreement upon the happening of an event specified in clause 10.1, the Remaining Underwriter must elect by notice in writing to the Terminating Underwriter and the Company within 2 Business Days of receipt of such notice to:

(i)                                     also terminate its obligations under this agreement as a result of the happening of that event; or

(ii)                                  assume the obligations of the Terminating Underwriter under this agreement.

If the Remaining Underwriter fails to give notice under this clause 10.5(c) it shall be treated as having also terminated its obligations under this agreement.

(d)                                 If the Non-waiving Underwriter gives notice of its intention to refuse to waive fulfilment of a condition under clause 2.4, the Remaining Underwriter must elect by notice in writing to the Non-waiving Underwriter and the Company within 2 Business Days of receipt of such notice:

(i)                                     to also terminate its obligations under this agreement as a result of the failure to fulfil that condition; or

(ii)                                  to assume the obligations of the Non-waiving Underwriter under this agreement.

If the Remaining Underwriter fails to give notice under this clause 10.6(d) it shall be treated as having also terminated its obligations under this agreement.

(e)                                  Termination of this agreement by the Terminating Underwriter but not by the Remaining Underwriter will not affect the rights or obligations of the Remaining Underwriter under this agreement except that if the Remaining Underwriter gives notice under paragraph (c) that it will assume the obligations of the Terminating Underwriter under this agreement the Remaining Underwriter will be entitled to the fee under clause 9.1 which would have been payable to the Terminating Underwriter.

(f)                                    The refusal to waive the fulfilment of a condition under clause 2.4 by a Non-waiving Underwriter but not by the Remaining Underwriter will not affect the rights or obligations of the Remaining Underwriter under this agreement except that if the Remaining Underwriter gives notice under paragraph (d) that it will assume the obligations of the Non-waiving Underwriter under this agreement the Remaining Underwriter will be entitled to the fee under clause 9.1 which would have been payable to the Non-waiving Underwriter.

11.                                 ADVERTISING AND PUBLIC ANNOUNCEMENTS

11.1                           Promotion of Offer

The Company must at its own cost provide such assistance in connection with the promotion, advertising and marketing of the Rights Offer as is reasonably required by the Underwriters from time to time.  The content and other details of any Publication must be agreed between the Company and the Underwriters prior to any statement or release.

11.2                           Responsibility for promotion

The Company is fully responsible for:

(a)                                  the contents of any promotional material relating to the Rights Offer except where the content of that promotional material has not been agreed under clause 11.1; and

(b)                                 all announcements and disclosures in respect of the Rights Offer which have been agreed between the Company and the Underwriters.

11.3                           Disclosure

The Company agrees that subject to any disclosure required by the Corporations Act or the Listing Rules or any other applicable law it must not make any public or media announcement or disclosure in relation to the Rights Offer or the Acquisition, its progress or the results of the Rights Offer without the prior approval of the Underwriters which must not be unreasonably withheld or delayed.

12.                                 ACCESS TO INFORMATION

12.1                           Access and information

Subject to entering into any appropriate confidentiality undertakings, the Company agrees to allow the Underwriters and their appropriate officers reasonable access to its books and records at all reasonable times upon reasonable notice:

(a)                                  before the Second Allotment Date;

(b)                                 during any regulatory inquiry or litigation proceedings in relation to the Rights Offer to enable the Underwriters to obtain any information which the Underwriters reasonably require in relation to the Rights Offer.

12.2                           ASX and ASIC

Without limiting the generality of clause 12.1, the Company must promptly give the Underwriters copies of notifications to and approvals of ASX, NZSE and ASIC or any other regulatory body relating to the Offer Documents, evidence of any lodging of the Prospectus and any other similar material relating to the Rights Offer.

12.3                           Due diligence materials

The Company must provide the Underwriters with full and free access to, and on request, copies of, the Due Diligence Report, the Verification Materials and all materials and documents used or created in connection with the preparation of the Due Diligence Report and the Verification Materials and must maintain those materials and documents for at least six years from the Second Allotment Date for that purpose.

13.                                 GST

13.1                           Definitions

Words defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) have the same meaning in this clause.

13.2                           GST payable in addition to fees

In addition to paying the fees, costs, expenses and disbursements referred to in clauses 9.1 and 9.2 (which are exclusive of GST) and in addition to any other amounts, the Company must:

(a)                                  pay to an Underwriter an amount equal to any GST payable on any supply by that Underwriter under or in connection with this agreement, without deduction or set-off of any other amount; and

(b)                                 make that payment:

(i)                                     as and when the fees, costs, expenses and disbursements referred to in clauses 9.1 and 9.2 or other consideration or part of it must be paid or provided; and

(ii)                                  if later, such later time being not more than 5 Business Days after a tax invoice has been issued by an Underwriter provided that before that payment is due to be made that Underwriter has given a tax invoice to the Company in respect of the GST so payable.

13.3                           GST on claims and expenses

Without limiting the operation of clause 13.2:

(a)                                  if a payment to satisfy a claim or a right to claim under or in connection with this agreement (for example, for misleading or deceptive conduct or for misrepresentation or for a breach of any warranty or for indemnity or for reimbursement of any cost or expense) or any other payment made under or in connection with this agreement which is not covered by clause 13.2 gives rise to a liability to pay GST, the payer must pay, and indemnify the payee against the amount of that GST; and

(b)                                 if a party has a claim under or in connection with this agreement for a cost or expense on which that party must pay GST, the claim is for the cost or expense plus all GST except any GST for which that party is entitled to an input tax credit.

14.                                 NOTICES

14.1                           How to give a notice

A notice, consent or other communication under this document is only effective if it is:

(a)                                  in writing, signed by or on behalf of the person giving it;

(b)                                 addressed to the person to whom it is to be given; and

(c)                                  either:

(i)                                     delivered or sent by pre-paid mail (by airmail, if the addressee is overseas) to that person’s address; or

(ii)                                  sent by fax to that person’s fax number and the machine from which it is sent produces a report that states that it was sent in full.

14.2                           When a notice is given

A notice, consent or other communication that complies with this clause is regarded as given and received:

(a)                                  if it is delivered or sent by fax:

(i)                                     by 5:00pm (local time in the place of receipt) on a Business Day - on that day; or

(ii)                                  after 5:00pm (local time in the place of receipt) on a Business Day, or on a day that is not a Business Day - on the next Business Day; and

(b)                                 if it is sent by mail - on actual receipt.

14.3                           Address for notices

A person’s address and fax number are those set out below, or as the person notifies the sender:

Company
Address:	Level 6, 100 Queen Street, Melbourne, Victoria, 3000
Fax number:	(03) 9273 1203
Attention:	Mike Dontschuk, Group Treasurer

Morgan Stanley Dean Witter Australia Securities Limited
Address:	Level 38, The Chifley Tower, 2 Chifley Square, Sydney NSW 2000, Australia
Fax number:	+61 2 9770 1129
Attention:	Rick Ball/Matt Hanning

Citigroup Global Markets Australia Pty Limited
Address:	Citigroup Centre, 2 Park Street, Sydney NSW 2000, Australia
Fax Number:	61 2 8225 5410
Attention:	Chris Scougall/Mark Bartels

15.                                 AMENDMENT AND ASSIGNMENT

15.1                           Amendment

This agreement can only be amended, supplemented, replaced or novated by another agreement signed by the parties.

15.2                           Assignment

A party may only dispose of, declare a trust over or otherwise create an interest in its rights under this agreement with the consent of the other parties.

16.                                 GENERAL

16.1                           Governing law

(a)                                  This agreement is governed by the law in force in Victoria.

(b)                                 Each party submits to the non-exclusive jurisdiction of the courts exercising jurisdiction in Victoria, and any court that may hear appeals from any of those courts, for any proceedings in connection with this agreement, and waives any right it might have to claim that those courts are an inconvenient forum.

16.2                           Giving effect to this agreement

Each party must do anything (including execute any document), and must ensure that its employees and agents do anything (including execute any document), that the other party may reasonably require to give full effect to this agreement.

16.3                           Waiver of rights

A right may only be waived in writing, signed by the party giving the waiver, and:

(a)                                  no other conduct of a party (including a failure to exercise, or delay in exercising, the right) operates as a waiver of the right or otherwise prevents the exercise of the right;

(b)                                 a waiver of a right on one or more occasions does not operate as a waiver of that right if it arises again; and

(c)                               the exercise of a right does not prevent any further exercise of that right or of any other right.

16.4                           Operation of this agreement

(a)                                  This agreement contains the entire agreement between the parties about its subject matter.  Any previous understanding, agreement, representation or warranty relating to that subject matter is replaced by this agreement and has no further effect.

(b)                                 Any right that a person may have under this agreement is in addition to, and does not replace or limit, any other right that the person may have (including, for the avoidance of doubt, in the case of Morgan Stanley any right it may have to be indemnified by the Company in respect of its role as financial adviser in connection with a possible acquisition, merger or other business combination with NBNZ under its mandate letter dated 16 October 2003 and the indemnity from the Company dated 30 July 2003.).  For the avoidance of doubt Morgan Stanley’s right to be indemnified in respect of its roles as underwriter and joint lead manager of the Rights Offer is governed entirely by this agreement.

(c)                                  Any provision of this agreement which is unenforceable or partly unenforceable is, where possible, to be severed to the extent necessary to make this agreement enforceable, unless this would materially change the intended effect of this agreement.

16.5                           Inconsistency with other documents

If this agreement is inconsistent with any other document or agreement between the parties, this agreement prevails to the extent of the inconsistency.

16.6                           Time is of the essence

Time is of the essence of this agreement.

16.7                           Counterparts

This agreement may be executed in counterparts.

16.8                           Attorneys

Each person who executes this agreement on behalf of a party under a power of attorney declares that he or she is not aware of any fact or circumstance that might affect his or her authority to do so under that power of attorney.

16.9                           Operation of Indemnities

(a)                                  Each indemnity in this agreement survives the expiry or termination of this agreement.

(b)                                 A party may recover a payment under an indemnity in this agreement before it makes the payment in respect of which the indemnity is given.

16.10                     Discretion in exercising rights

A party may exercise a right or remedy or give or refuse its consent in any way it considers appropriate (including by imposing conditions) unless this agreement expressly states otherwise.

17.                                 DISPUTE RESOLUTION

17.1                           Procedure for resolving disputes

(a)                                  The Company and the Underwriters agree that all disputes between any of them or all of them relating to or arising out of this agreement (Disputes) shall be resolved in accordance with this clause 17.

(b)                                 It is a condition precedent to the referral of a Dispute to litigation under clause 17.7 that the parties to the Dispute first refer the Dispute to mediation in accordance with this clause 17.

17.2                           Mediation

The expression mediation means a process in which a person (a mediator) independent of the parties facilitates a negotiation between the parties with the aim of reaching a binding agreement as a solution to the Dispute.

17.3                           Notice

If a Dispute arises then any party to the Dispute may give notice to the other parties to the Dispute which notice must:

(a)                                  be in writing;

(b)                                 state that it is a notice under this clause 17.3; and

(c)                                  include or be accompanied by reasonable particulars of the Dispute.

17.4                           Appointment of Mediator

(a)                                  If a notice is given under clause 17.3, then the parties which either gave or received a notice must together appoint a mediator within 5 Business Days of the giving of a mediation notice under clause 17.3. If they do not agree within that time as to the person to be appointed they must apply to the Chairman (or his or her delegate) for the time being of the Victorian Bar Council (or its successor body).  The mediation must be conducted in accordance with the Victorian Bar Dispute Resolution Scheme.

(b)                                 The parties to the mediation must pay the appointment fee fixed by the Victorian Bar Council, promptly sign whatever reasonable terms of engagement the mediator requires and use reasonable endeavours acting in good faith to resolve the dispute.

17.5                           Confidentiality

The parties must at all times maintain confidentiality about any matter arising in the mediation, except to the extent that the matter is already public, or to the extent agreed between the parties, or as required by law.

17.6                           Privileged discussions

(a)                                  All discussions and negotiations during the mediation are on a privileged, “without prejudice” basis except to the extent that the parties waive privilege in whole or in part by written agreement.

(b)                                 A party to the mediation must not:

(i)                                     refer in any subsequent proceedings to any such privileged discussions and negotiations;

(ii)                                  require the mediator to do so;

(iii)                               have access to any of the mediator’s notes; or

(iv)                              call the mediator as a witness in any proceedings.

17.7                           Litigation

If a Dispute is not resolved within 30 Business Days after the date on which the notice under clause 17.3 is received (or such later date as the parties to the Dispute may agree), any party to the Dispute may commence proceedings for the resolution of the Dispute.

17.8                           Costs

(a)                                  Each party to a mediation must bear its own costs in connection with the mediation proceedings.

(b)                                 The costs of the mediator must be borne equally between the parties to the mediation, unless otherwise agreed.

SCHEDULE 1

CERTIFICATE

To:

Morgan Stanley
Citigroup

Attention:	Rick Ball/Matt Hanning
Chris Scougall/Mark Bartels

We hereby certify on behalf of Australia and New Zealand Banking Group Limited (the Company) that the following statements are, to the best of our knowledge having made due inquiries of all of the directors and the Chief Financial Officer of the Company, true and not misleading or deceptive:

(a)                                  each of the conditions set out in clause 2.1 has been satisfied or otherwise waived by the Underwriters;

(b)                                 the Company has complied with all of its obligations in respect of the Rights Offer whether arising under the Underwriting Agreement, the Corporations Act, the Listing Rules, the Offer Documents or the Timetable;

(c)                                  the Company Warranties are true and correct as at the date of this certificate in respect of the facts and circumstances existing as at that date except to the extent previously notified to the Underwriters under clause 4.6(a); and

(d)                                 no event has occurred which the Company is required to announce under the Listing Rules or Chapter 6CA of the Corporations Act which if not made generally available may result in any person contravening Division 3 of Part 7.10 of the Corporations Act;

(e)                                  no Event of Termination has occurred.

For the purposes of this Certificate:

(a)                                  “Underwriting Agreement” means the underwriting agreement for the issue of Offer Securities dated on or about 24 October 2003 between Morgan Stanley and Citigroup and the Company; and

(b)                                 words and expressions used shall have the meanings ascribed to them in the Underwriting Agreement.

SCHEDULE 2

TIMETABLE

Event	Date

Announcement of Rights Issue Commence Trading Halt Lodge Appendix 3B	24 October 2003

Lodgment Date	24 October 2003

First day of trading after trading halt	28 October 2003

Ex trading commences Rights trading commences	29 October 2003

Record Date (7.00pm)	31 October 2003

Dispatch of Prospectus with Entitlement and Acceptance Forms	3 November 2003

Opening Date for the Rights Offer	3 November 2003

Rights Trading ends	17 November 2003

Deferred Settlement Trading commences	18 November 2003

Closing Date for the Rights Offer	24 November 2003

Shortfall Notification Date – Shortfall Notice and Certificate to be given	27 November 2003

First Allotment Date	28 November 2003

Shortfall Application Date	3 December 2003

Second Allotment Date	3 December 2003

SCHEDULE 3

WARRANTIES

Part 1: The Parties

1.                                       Capacity

1.1                                 (status) It is a company limited by shares under the Corporations Act.

1.2                                 (capacity) It has full legal capacity and power to enter into this agreement and to carry out the transactions that this agreement contemplates.

1.3                                 (corporate authority) It has taken all corporate action that is necessary or desirable to authorise its entry into this agreement and its carrying out the transactions that this agreement contemplates.

1.4                                 (Authorisation) It holds each Authorisation that is necessary to:

(i)                                     execute this agreement and to carry out the transactions that this agreement contemplates;

(ii)                                  ensure that this agreement is legal, valid, binding and admissible in evidence; and

(iii)                               enable it to properly carry on its business,

and it is complying with any conditions to which any of these Authorisations is subject except, in the case of the Company, as may be required under U.S state securities (or Blue Sky) laws in connection with the distribution of the Rights or the distribution or purchase of the Offer Securities by the Underwriters.

1.5                                 (agreement effective) This agreement constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms subject to any necessary stamping or registration.

1.6                                 (no contravention) Neither its execution of this agreement nor the carrying out by it of the transactions that this agreement contemplates, does or will:

(a)                                  contravene any law to which it is subject or any order of any Government Agency that is binding on it;

(b)                                 contravene any Authorisation;

(c)                                  contravene any undertaking or instrument binding on it; or

(d)                                 contravene its constitution

except, in the case of the Company, as may be required under U.S state securities (or Blue Sky) laws in connection with the distribution of the Rights or the distribution or purchase of the Offer Securities by the Underwriters.

Part 2: Company

1.                                       Rights Offer

1.1                                 (Offer Documents) The Offer Documents:

(a)                                  comply with all applicable laws, including the Corporations Act (as varied by any modification of, or any exemption from, the Corporations Act given by ASIC pursuant to the Corporations Act);

(b)                                 unless the Underwriters otherwise consent in writing, will be issued in the form initialled by the Company and the Underwriters (and in no other form);

(c)                                  will not contain a statement which is misleading or deceptive and will not be one from which there is an omission of information required by the Corporations Act or any other applicable law;

(d)                                 will not be misleading or deceptive and will not be likely to mislead or deceive.

1.2                                 (conduct) It has not engaged in, and will not engage in, conduct that is misleading or deceptive or which is likely to mislead or deceive in connection with the issue of the Offer Documents or the making of the Rights Offer.

1.3                                 (publicity) At the time of publication, a Publication shall:

(a)                                  not be misleading or deceptive or be likely to mislead or deceive; and

(b)                                 comply with all applicable laws.

1.4                                 (Certificate) The contents of each Certificate given under this agreement will be true and correct as at the date the Certificate is given.

1.5                                 (Offer Securities) The Offer Securities will be validly issued and allotted free from all liens, charges and other encumbrances.

1.6                                 (continuously quoted securities) The Offer Securities are “continuously quoted securities” for the purposes of section 713(1)(a) of the Corporations Act and no determination has been made by ASIC under section 713(6) of the Corporations Act so as to entitle the Company to issue a prospectus that complies with section 713 of the Corporations Act.

2.                                       Due Diligence

2.1                                 (due diligence) The Due Diligence Program will be properly implemented and fully carried out in accordance with the Planning Memorandum, statements contained in the Offer Documents will be verified by appropriately qualified persons, the Due Diligence Results will be the results of the investigations described in the Planning Memorandum and the Verification Material will contain the material collected to verify the statements made in the Offer Documents (and will be accurate in all material respects).

2.2                                 (ongoing due diligence) It will continue throughout the Offer Period to conduct the Due Diligence Program substantially in accordance with the Planning Memorandum.

3.                                       Compliance

3.1                                 (no contravention of disclosure obligations) It is not in breach of, and will not during the Offer Period breach, Chapter 6CA of the Corporations Act or any provision of Chapter 3 of the Listing Rules.

3.2                                 (no contravention) It (or any of its related bodies corporate) has not contravened, and before the expiry of the Offer Period will not contravene, in any material respect, any provision of its constitution, the Corporations Act (as varied by any modification of, or exemption from, Corporations Act given by ASIC pursuant to section 741 of the Corporations Act) and any other applicable law (except, in the case of a Listing Rule, where compliance with that Listing Rule has been waived in writing by ASX or any agreement binding on it).

4.                                       US Warranties

4.1                                 (no general solicitation) None of it or, any of its Affiliates, or any person acting on its or any of its Affiliates behalf (other than the Underwriters or any of their Affiliates or any person acting on behalf of any of them, as to whom the Company makes no representation) has offered or sold (or will offer or sell) any Rights or Offer Securities in the United States using any form of general solicitation or general advertisement within the meaning of Rule 502(c) under the US Securities Act.

4.2                                 (no directed selling efforts) With respect to those Rights or Offer Securities sold in reliance on Regulation S under the US Securities Act, none of it, any of its Affiliates or any person acting on its or any of its Affiliates behalf (other than the Underwriters or any of their Affiliates or any person acting on behalf of any of them, as to whom the Company makes no representation) has engaged nor will it engage in any directed selling efforts within the meaning of Rule 902(c) under the US Securities Act.

4.3                                 (no integration) It has not solicited any offer to buy or offered to sell, and will not solicit any offer to buy or offer to sell, in the United States or to any U.S. person, any security which is or would be integrated with the distribution of the Rights or the sale of the Offer Securities in a manner that would require the Offer Securities to be registered under the US Securities Act.

4.4                                 (no registration) Subject to compliance by the Underwriters with their obligations under this agreement, it is not necessary in connection with the initial offer, sale and delivery of the Rights or Offer Securities in the manner contemplated by this agreement to register the Offer Securities under the US Securities Act.

4.5                                 (investment company) It is not, and upon the allotment of the Offer Securities and the application of the net proceeds from the allotment of the Offer Securities will not be, required to register as an “investment company” under the US Investment Company Act of 1940, as amended.

4.6                                 (independent accountants) The accountants who certified the financial statements and supporting schedules included in the Offer Documents are independent certified public accountants with respect to ANZ and its Related Corporations under Australian Statement of Auditing Practice AUP 32 “Audit Independence” and The Institute of Chartered Accountants in Australia’s Code of Professional Conduct.

Part 3: The Underwriters

1.                                       United States

1.1                                 (QIB) It is a QIB or it is not a US Person.

1.2                                 (general solicitation) It and each of its Affiliates and each person acting on behalf of it or its Affiliates has not offered, sold, or solicited offers for or offered to sell, and will not offer, sell, solicit offers for or offer to sell, the Rights or the Offer Securities in the United States or to, or for the account or benefit of, US Persons using any form of general solicitation or general advertising within the meaning of Rule 502(c) under the US Securities Act.

1.3                                 (Broker-dealer) All offers and sales of Rights or Offer Securities in the United States by it and any of its Affiliates and each person acting on behalf of it or its Affiliates will be effected only in accordance with all applicable U.S. broker-dealer requirements.

1.4                                 (non-registration) It understands that the Rights and the Offer Securities have not been, and will not be, registered under the US Securities Act and may not be offered or sold in the United States to, or for the account or benefit of, US Persons (except in transactions exempt from the registration requirements of the US Securities Act and the laws of any state or other jurisdiction in the United States).

1.5                                 (directed selling efforts) With respect to Rights or Offer Securities to be offered and sold outside the United States in reliance on Regulation S, it, its Affiliates and each person acting on behalf of it or its Affiliates has not engaged, and will not engage, in any “directed selling efforts” within the meaning of Rule 902(c) under the US Securities Act.

1.6                                 (Restrictions on Offers):

(a)                                  with respect to offers and sales of Rights or Offer Securities within the United States, it, and its Affiliates and any person acting on its behalf, will offer and sell such Rights or Offer Securities in the United States only to a limited number of persons that it reasonably believes to be QIBs and will deliver to each such QIB the Final Offer Documents, as amended or supplemented, and an Institutional Acceptance, in which QIBs confirm the representations and warranties set forth under the section “Transfer Restrictions – U.S. Purchasers” in the Preliminary International Institutional Supplement and it will not sell Offer Securities to any U.S. person who has not executed an Investor Representation Letter or an Institutional Acceptance;

(b)                                 with respect to offers and sales outside the United States, such Underwriter and its Affiliates has offered the Rights and the Offer Securities, and will offer and sell the Rights and the Offer Securities, to non-U.S. persons only in compliance with Regulation S and only to persons that have signed and delivered to the Underwriters an Application in accordance with the Prospectus.  With respect to those Rights and Offer Securities sold in reliance on Regulation S, none of the Underwriter and its Affiliates or any person acting on any of their behalf has engaged or will engage in any directed selling efforts within the meaning of Regulation S.

1.7                                 (restrictions on resale) It, its Affiliates and any person acting on its behalf, at or prior to confirmation of sales of the Offer Securities will have sent to each non-US Person that is a distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Offer Securities from it from the date of this agreement until 40 days after the Second Allotment Date, a confirmation or notice to substantially the following effect:

“The Shares covered hereby have not been registered under the US Securities Act of 1933 (“US Securities Act”) and may not be offered and sold within the United States or to, or for the account or benefit of, any US Person (i) as part of their distribution at any time or ii) otherwise until 40 days after the Second Allotment Date, except in either case in accordance with Regulation S (or Rule 144A if available) under the US Securities Act.

Terms used above have the meaning given to them by Regulation S under the US Securities Act.”; and

1.8                                 (Sales in US) It and its Affiliates will not offer or sell in the United States any Offer Securities it is required to subscribe for or which are allotted to it pursuant to this agreement.

2.                                       General

2.1                                 (Compliance) The distribution of Rights and each offer and sale of Offer Securities by it and its Affiliates and any person acting on its or their behalf shall be made only in accordance with the directions of the Company with respect to the applicable legal and other requirements of the jurisdiction in which the offer or sale is made.

2.2                                 (Licences) Each Underwriter holds a securities dealers licence issued by ASIC.

EXECUTED as an agreement.

EXECUTED by AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED under power of attorney in the presence of:

/s/ S. Dulhunty	/s/ D. Valentine
Signature of Witness	Signature of attorney

Sarah Dulhunty	David Valentine
Name	Name
23 October 2003
Date of power of attorney

EXECUTED by MORGAN STANLEY DEAN WITTER AUSTRALIA SECURITIES LIMITED under power of attorney in the presence of:
Signature of attorney

/s/ K. Evans Cullen	/s/ M. Hanning
Signature of witness	Name

Karen Evans Cullen	21 October 2003
Name	Date of power of attorney

SIGNED for CITIGROUP GLOBAL MARKETS AUSTRALIA PTY LIMITED under power of attorney in the presence of:	/s/ Philip Holt
Signature of attorney

/s/ S. Dulhunty	PHILIP HOLT
Signature of witness	Name

Sarah Dulhunty	23 OCTOBER 2003
Name	Date of power of attorney